                                                                      EXHIBIT 11

                      INVESTORSBANCORP, INC. AND SUBSIDIARY
               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

A reconciliation of the income and shares used in computing the basic and diluted earnings per share is as follows:

                                                 FOR THREE MONTHS ENDED
                                                       MARCH 31,
                                            ---------------------------
                                                2001            2000
                                            ----------       ----------
Net income                                  $  260,137       $  175,863
                                            ==========       ==========
Determination of shares:

Weighted average common shares
  outstanding (basic)                        1,006,349        1,050,000

Assumed conversion of stock options                399                -
                                            ----------       ----------
Weighted average common shares
  outstanding (diluted)                      1,006,748        1,050,000
                                            ==========       ==========
Basic earnings per common share             $     0.26       $     0.17
                                            ==========       ==========
Diluted earnings per common share           $     0.26       $     0.17
                                            ==========       ==========


                                       16